Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 4, 2013

Board of Directors

Parkway Properties, Inc.

Bank of America Center

Suite 2400

390 North Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as counsel to you in connection with the merger (the “Merger”) of Thomas Properties Group, Inc., a Delaware corporation (“Thomas”), with and into Parkway Properties, Inc., a Maryland corporation (“Parkway”), with Parkway surviving the Merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Parkway, Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), PKY Masters, LP, a Delaware limited partnership (“Merger Sub”), Thomas, and Thomas Properties Group, L.P., a Maryland limited partnership (“Thomas LP”), dated as of September 4, 2013 (the “Merger Agreement”). This opinion is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-191556) containing the consent solicitation/information statement/prospectus of Parkway filed with the Securities and Exchange Commission on November 4, 2013 (the “Registration Statement”). Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In connection with the preparation of this opinion, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; and (3) such other instruments and documents as we have deemed necessary or appropriate (collectively the “Reviewed Documents”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), that:

1. (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all executed documents have been or will be, as the case may be, properly executed.

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Board of Directors	- 2 -	November 4, 2013
Parkway Properties, Inc.

2. There will have been, by the Parent Merger Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3. To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by Parkway, Parkway LP, and Merger Sub, and by Thomas and Thomas LP, their respective managers, employees, officers, directors, and stockholders, including, but not limited to, those in the Reviewed Documents (but, for these purposes, not including the Registration Statement), have been and will continue to be true, complete, and accurate in all material respects.

4. All representations, warranties, and statements made or agreed to by Parkway, Parkway LP, and Merger Sub, and by Thomas and Thomas LP, and by their respective managers, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to the Merger and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

5. The Merger Agreement is valid and binding in accordance with its terms. Each of the Mergers will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement.

6. The Merger qualifies as a merger under the applicable laws of Maryland and Delaware.

7. Each of Thomas and Parkway will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

Opinion

Based solely upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law:

1.	although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger” does not purport to summarize all possible U.S. federal income tax consequences of the Parent Merger applicable to the Thomas’s stockholders, such discussion constitutes, in all material respects, an accurate summary of the U.S. federal income tax consequences of the Parent Merger that are anticipated to be material to the Thomas’s stockholders; and

2.	although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock” does not purport to summarize all possible U.S. federal income tax considerations applicable to holders of Parkway common stock following the Mergers, such discussion constitutes, in all material respects, an accurate summary of the U.S. federal income tax considerations that are anticipated to be material to holding Parkway common stock following the Mergers.

Board of Directors	- 3 -	November 4, 2013
Parkway Properties, Inc.

In addition to the assumptions set forth above, these opinions are subject to the qualifications, assumptions and limitations set forth in the Registration Statement and to the exceptions, limitations, and qualifications set forth below:

1. The opinions set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither Parkway nor Thomas has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2. Our opinions are limited to the specific matters set forth above.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP